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                                                           Exhibit 99B(15)(b)(i)
                               DISTRIBUTION PLAN
                                      OF
                          THE TIMOTHY PLAN - CLASS B

     The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by The Timothy Plan (the "Trust") for the Class B shares (the "Class B") of the Trust and any separate series of the Trust hereinafter organized. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In reviewing the Plan, the Board of Trustees determined that the adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of Class B shares of the Trust.

     The Provisions of the Plan are:

     1. Class B shares of the Trust shall compensate the Advisor and Distributor or others for all expenses incurred by such parties in the promotion and distribution of shares of Class B shares of the Trust, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution or service fees paid to securities dealers or others who have executed a servicing agreement with the Trust on behalf of Class B or the Distributor, which form of agreement has been approved by the Trustees, including the non-interested trustees. The monies to be paid pursuant to any such servicing agreement shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with the purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Trust on behalf of customers; forwarding certain shareholder communications from the Trust to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in Class B.

     2. The maximum aggregate amount which may be compensated by Class B of the Trust to such parties pursuant to paragraph 1 shall be 1.00% per annum of
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the average daily net assets of Class B; provided however, that payment made under any servicing agreement entered into by Class B pursuant to Paragraph 1 of this Plan shall be 0.25% per annum of the average daily net assets of Class B.
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     3.   The Advisor and the Distributor shall collect and monitor the documentation of payments made under paragraph 1, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies compensated to them and others under the Plan as to the Trust's Class B shares, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Trust's Class B shares in order to enable the Board to make an informed determination of whether the Plan should be continued.

     4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

     5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Trust, or by vote of a majority of the non-interested Trustees, on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the management agreement between the Trust and the Manager.
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     6.   The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust's Class B shares for distribution pursuant to Paragraph 1 hereof without approval by a majority of Class B's outstanding voting securities.

     7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

     8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

     9.   This Plan shall take effect on the   22   day of  Sepetember , 199 7.
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          This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, the Advisor and the Distributor as evidenced by their execution hereof.

                                    THE TIMOTHY PLAN

                                    By:   /s/Arthur D. Ally
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                                    TIMOTHY PARTNERS, LTD.
                                    By:  COVENANT FUNDS, INC.,
                                         Managing General Partner

                                    By:   /s/Arthur D. Ally
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